Exhibit 3(i).1
Secretary of State 204 North Carson Street, Suite 4 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Articles of Incorporation (PURSUANT TO NRS CHAPTER 78)	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140057649-38
Filing Date and Time 01/27/2014 9:05 AM
Entity Number E0044992014-9

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	UNIVERSAL RESOURCES

2. Registered Agent for Service of Process: (check only one box)	☒ Commercial Registered Agent: LEGALINC CORPORATE SERVICES INC.
Name
	☐ Noncommercial Registered Agent	OR	☐ Office or Position with Entity
	(name and address below)		(name and address below)

Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity
Nevada
	Street Address	City		Zip Code
Nevada
	Mailing Address (if different from street address)	City		Zip Code

3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 500,000,000	Par value Per share: $0.001	Number of shares without par value:

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Michael Holbrook Name
Name
	3126 S. Boulevard, Suite 264	Edmond	OK	73013
	Street Address	City	State	Zip Code
2)
Name

	Street Address	City	State	Zip Code

5. Purpose: (optional; see instructions)	The purpose of the corporation shall be:

6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)
I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

	Michael Holbrook
	Name		Incorporator Signature
	3126 S. Boulevard, Suite 264	Edmond	OK	73013
	Address	City	State	Zip Code

7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity.
1/23/14
	Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity	Date

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS 78 Articles Revised: 7-25-13

SCHEDULE "A"

The Corporation shall have two (2) classes of stock. One class shall be Common Stock, par value $0,001 of which 500,000,000 shares shall be authorized. The holders of Common Stock are entitled to one vote per share.

The second class shall be Preferred Stock, par value $0,001 of which 50,000,000 shares shall be authorized. The voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock shall be set forth in the Company’s Certificate of Designation, Preferences and Rights of Preferred Stock to be filed with the Secretary of State of Nevada with respect to each separate issuance of Preferred Stock.

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that UNIVERSAL RESOURCES, did on January 27, 2014, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on January 27, 2014. ROSS MILLER Secretary of State
Certified By: Nita Hibshman Certificate Number: C20140127-1340 You may verify this certificate online at http://www.nvsos.gov/